
                                                                                    Exhibit 99(b)

                        Entergy Gulf States, Inc.
         Computation of Ratios of Earnings to Fixed Charges and
    Ratios of Earnings to Combined Fixed Charges and Preferred Dividends


                                                                                                         June 30,
                                                             1998     1999     2000      2001     2002     2003
Fixed charges, as defined:
  Total Interest charges                                   $178,220 $153,034  $158,949 $174,368 $144,840 $150,965
  Interest applicable to rentals                             16,927   16,451    18,307   18,520   16,483   15,773
                                                           ------------------------------------------------------

Total fixed charges, as defined                             195,147  169,485   177,256  192,888  161,323  166,738

Preferred dividends, as defined (a)                          32,031   29,355    15,742   13,017    6,190    3,787
                                                           ------------------------------------------------------

Combined fixed charges and preferred dividends, as defined $227,178 $198,840  $192,998 $205,905 $167,513 $170,525
                                                           ======================================================

Earnings as defined:

Income (loss) from continuing operations before
extraordinary items and
  the cumulative effect of accounting changes               $46,393 $125,000  $180,343 $179,444 $174,078  $93,805
  Add:
    Income Taxes                                             31,773   75,165   103,603   82,038   65,997    3,020
    Fixed charges as above                                  195,147  169,485   177,256  192,888  161,323  166,738
                                                           ------------------------------------------------------
Total earnings, as defined (b)                             $273,313 $369,650  $461,202 $454,370 $401,398 $263,563
                                                           ======================================================

Ratio of earnings to fixed charges, as defined                 1.40     2.18      2.60     2.36     2.49     1.58
                                                           ======================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                               1.20     1.86      2.39     2.21     2.40     1.55
                                                           ======================================================

(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent
    (100%) minus the income tax rate.
